EXHIBIT 1


News Release


The                                          Prudential Tower Building
Gillette                                     Boston, MA 02199
Company


World-Class Brands, Products, People


Date          January 10, 1994

For Release   Immediately

Contact       David A. Fausch, Vice President, Corporate Relations, (617)
421-7765
              Robert E. DiCenso, Vice President, Investor Relations, (617)
421-7750




GILLETTE ESTIMATES FOURTH QUARTER RECORD;
ANNOUNCES REALIGNMENT PLAN

Boston, MA . . . Sales, profit from operations and earnings in the fourth quarter of 1993 are expected to reach the highest level for any quarter in The Gillette Company's history, Alfred M. Zeien, chairman and chief executive officer, said today. These results are before special charges.

"This performance reflects the impact of aggressive new product programs across the Company's core lines and the inclusion of Parker Pen results," Mr. Zeien said.

"Although the fiscal year-end closing is not yet completed, it is clear that sales and earnings for the total year 1993 will also set new record highs, before special charges," he added.

Mr. Zeien also announced that the Board of Directors has approved a realignment plan to take advantage of opportunities created by the continuing trend to more open world trade and the growth of the Company's global operations.

The realignment plan will involve various facilities and business units of the Company. Under the plan, there will be both job additions and job reductions. Over the next two years, some 2,000 positions, or about 6% of the Company's worldwide total, will be affected -- largely outside the United States. The realignment plan will result in a one-time, after-tax charge to earnings of $164 million, or 74 cents per share in the fourth quarter of 1993.

As part of Gillette's expanding activities in the changing world trade environment, Mr. Zeien reported that in 1993 the Company's recent ventures in China, Poland and Russia exceeded their start-up period targets.

"Clearly, Gillette is not cutting back or downsizing its overall operations, but is adjusting how it is organized and how it operates to compete more effectively in a global arena. We will be expanding our capital spending and increasing the funding of our research and development programs and adding to our advertising levels," Mr. Zeien said.
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"With the reallocation of resources within the realignment plan, combined with expected business expansion, we estimate total worldwide employment at the end of 1994 to be at about today's 34,000 level. Over the past several years the combination of substantial business growth and productivity gains has led to strong sales improvement and more moderate increases in total employment. These trends are likely to continue over the longer term," Mr. Zeien added.

The realignment plan announced today, Mr. Zeien concluded, should result in significant ongoing operating efficiencies, the effect of which will be felt beginning primarily in 1995. There will be no material impact on 1994 results.